September 14, 2018

Greetings Fellow Shareholders,
As previously announced, on July 17, 2018, the Board of Directors of Bar Harbor Bankshares (“the Company”) declared a quarterly cash dividend of $0.20 per share of common stock, payable September 14, 2018 to shareholders of record as of August 14, 2018.
We are pleased to report to you the following financial highlights from the second quarter of this year compared to the second quarter of 2017 (unless otherwise noted):

•
9% annualized commercial loan growth which is further evidence of our ability to better position ourselves as a True Community bank that emphasizes commercial relationships. We are being cautious, tempering earlier double digit growth rates as market structures deteriorate.

•	9% increase in non-interest income, evidencing our penetration of newly unveiled Treasury and Derivatives products.

•	1.00% core return on assets (non-GAAP measure).

•	9.86% core return on equity (non-GAAP measure).

•
9% annualized growth in tangible book value per share, excluding security adjustments (non-GAAP measure). We continue to successfully exceed the earn back from our material acquisition through focus on previously identified initiatives.

We continue to invest in people, process, and products. This includes our upcoming roll out of our new Mastercard Debit card in the upcoming quarter. This will include enhanced EMV chip cards to improve security as well as accompanying card controls that will be available on your mobile device. These together reflect our commitment to security and risk management, extending beyond traditional credit metrics which continue to remain strong as well. A new cash back rewards program will be available on Preferred and E-Choice account types when the new cards are distributed. All cards will carry the Bar Harbor name now that we have consolidated brands. This program has been carefully researched and designed to be industry leading in our footprint with non-interest income through enhanced debit card usage being the desired outcome. Millennial interest in card controls was also a consideration.
Our first location in Manchester, New Hampshire at 1000 Elm Street will also open before year end. Additional locations in New Hampshire and Maine are being evaluated to provide greater convenience to our customers and provide the opportunity to further expand our already growing customer base.

We continue to demonstrate our strong commitment to the communities we serve through generous donations of volunteer time, money, and expertise. We have recently implemented an employee program to further encourage charitable donations by providing support to non-profit organizations with an emphasis on education and workforce development.
From every angle, our dedicated employees are working diligently to further evolve our company while remaining committed to our model of balancing growth and earnings.
Our full earnings press release and selected unaudited financial data for the three and six months ended June 30, 2018 can be found on our Company website, www.bhbt.com/shareholder-relations under the tab entitled In the News.
If you personally do not utilize our financial services, please consider contacting us at 888-853-7100 or visiting any one of our convenient branch locations. Our staff will be pleased to share information on our online banking services, our deposit products, or connect you with one of our experienced residential or business lenders. Our wealth management professionals are well versed in the areas of trusts, investments, financial and retirement planning and would welcome the opportunity to meet with you to discuss how we might assist you in meeting your goals.
On behalf of the Bar Harbor Bank & Trust team, we thank you for your continued loyalty and support.
Respectfully,
Curtis C. Simard
President & CEO

Forward Looking Statements
This letter contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. There are several factors that could cause actual results to differ significantly from expectations described in the forward-looking statements. For a discussion of such factors, please see the Company’s most recent reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission and available on the SEC’s website at www.sec.gov. The Company does not undertake any obligation to update forward-looking statements.

Non-GAAP Financial Statements
This letter contains certain non-GAAP financial measures in addition to results presented in accordance with Generally Accepted Accounting Principles (“GAAP”). These non-GAAP measures provide supplemental perspectives on operating results, performance trends, and financial condition. They are not a substitute for GAAP measures; they should be read and used in conjunction with the Company’s GAAP financial information. A reconciliation of non-GAAP financial measures to GAAP measures is included in the full earnings release which can be found at the website noted above in this letter. In all cases, it should be understood that non-GAAP per share measures do not depict amounts that accrue directly to the benefit of shareholders.

The Company utilizes the non-GAAP measure of core earnings in evaluating operating trends, including components for core revenue and expense. These measures exclude items which the Company does not view as related to its normalized operations. These items include securities gains/losses, acquisition costs, restructuring costs, and systems conversion costs. Non-core adjustments are presented net of an adjustment for income tax expense. This adjustment is determined as the difference between the GAAP tax rate and the effective tax rate applicable to core income. The efficiency ratio is adjusted for non-core revenue and expense items and for tax preference items. The Company also calculates measures related to tangible equity, which adjust equity (and assets where applicable) to exclude intangible assets due to the importance of these measures to the investment community.